Exhibit 99.1

Gladstone Investment Corporation Announces Common and Term Preferred Stock Monthly Cash
Distributions for April, May, and June 2014

McLean, VA, April 8, 2014 – Gladstone Investment Corporation (NASDAQ: GAIN) (the “Company”) announced today that its board of directors declared monthly cash distributions:

Common Stock: $0.060 per share of common stock for each of April, May, and June 2014, payable per Table 1 below. The Company has paid 105 consecutive monthly cash distributions on its common stock.

Table 1: Summary Table for Common Stock cash distributions:

Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
April 16	April 21	April 30	$0.06
May 16	May 20	May 30	$0.06
June 17	June 19	June 30	$0.06

Total for the Quarter:			$0.18

Term Preferred Stock: $0.1484375 per share of the Company’s 7.125% Series A Cumulative Term Preferred Stock (“Term Preferred Stock”) for each of April, May, and June 2014, payable per Table 2 below. The Term Preferred Stock trades on the NASDAQ under the symbol “GAINP.”

Table 2: Summary Table for Term Preferred Stock cash distributions:

Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
April 16	April 21	April 30	$0.1484375
May 16	May 20	May 30	$0.1484375
June 17	June 19	June 30	$0.1484375

Total for the Quarter:			$0.4453125

The Company offers a dividend reinvestment plan (the “DRIP”) to its common stockholders. For more information regarding the DRIP, please visit www.gladstoneinvestment.com.

Gladstone Investment Corporation is a publicly traded business development company that seeks to make debt and equity investments in small and mid-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Source: Gladstone Investment Corporation
For further information: Gladstone Investment Corporation, +1-703-287-5893